Exhibit 99.1

PHIBRO ANIMAL HEALTH CORPORATION

2008 Incentive Plan

PHIBRO ANIMAL HEALTH CORPORATION

2008 Incentive Plan

PHIBRO ANIMAL HEALTH CORPORATION
2008 INCENTIVE PLAN

1.          Purpose. The purpose of this 2008 Incentive Plan (the “Plan”) is to aid Phibro Animal Health Corporation, a Delaware corporation (the “Company”), in attracting, retaining, motivating and rewarding employees and non-employee directors of, and consultants to, the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2.          Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the meanings set forth in this Section:

(a)          “Annual Incentive Award” means a Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of up to and including one fiscal year.

(b)          “Annual Cash Limit” has the meaning specified in Section 5(b).

(c)          “Annual Share Limit” has the meaning specified in Section 5(b).

(d)          “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Other Stock-Based Award, Annual Incentive Award, or other Performance Award, together with any related right or interest, granted to a Participant under the Plan.

(e)          “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary by separate written designation hereunder, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Participant’s Award upon such Participant’s death. Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.

(f)          “Board” means the Company’s Board of Directors.

(g)          “Change in Control” has the meaning specified in Section 9.

(h)          “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations.

(i)          “Committee” means the Compensation Committee of the Board, the composition and governance of which is subject to the listing guidelines of the organization listing shares of the Company, including AIM and the NASDAQ, as the case may be, and the Company’s corporate governance documents. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Plan. Except to the extent otherwise provided herein, the full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(j)          “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 10(j).

(k)          “Deferred Stock” means a right, granted to a Participant under Section 6(e), to receive Stock or other Awards or a combination thereof at the end of a specified deferral period. Deferred Stock may be denominated as “stock units,” “restricted stock units,” “phantom shares,” “performance shares,” or other appellations.

(l)          “Effective Date” means the effective date specified in Section 10(o).

(m)          “Eligible Person” has the meaning specified in Section 5(a).

(n)          “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(o)          “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee, in accordance, where applicable, with the requirements of Section 422 and Section 409A of the Code. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the closing sale price per share of Stock reported on the principal stock exchange or market on which Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported.

(p)          “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during specified time periods.

(q)         “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(g).

(r)          “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(s)          “Performance Award” means a conditional right, granted to a Participant under Sections 6(h) and 7, to receive cash, Stock or other Awards or payments, as determined by the Committee, based upon performance criteria specified by the Committee.

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(t)          “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association or other entity.

(u)          “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Regulation 1.162-27 under Code Section 162(m).

(v)         “Restricted Stock” means Stock granted to a Participant under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(w)          “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(x)          “Stock” means the Company’s Class A Common Stock, and any other equity securities that may be substituted or resubstituted for Stock pursuant to Section 10(c) and consistent with, where applicable, the requirements of section 409A.

(y)          “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).

3.          Administration.

(a)          Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price thereof may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards, amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee deems necessary or advisable for the administration and interpretation of the Plan. The Committee shall exercise such discretion with due regard, as it shall deem appropriate, for any rules or guidelines of an exchange on which the Stock may be listed or market on which the Stock may be quoted. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 10(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors (authority with respect to other aspects of non-employee director awards is not exclusive to the Board, however).

(b)          Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award

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intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder or intended to be covered by an exemption under Rule 16b-3 under the Exchange Act may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members or may be taken by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. To the fullest extent authorized under the Delaware General Corporation Law, the Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) or intended to qualify for an exemption under Rule 16b-3 under the Exchange Act to fail to so qualify.

(c)          Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.          Stock Subject to Plan.

(a)          Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 6,630,000 shares, and shall also include the number of shares which become available in accordance with Section 4(b). The maximum number of shares of Stock with respect to which “incentive stock options” may be granted under the Plan shall be 6,630,000 shares. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b)          Share Counting Rules. The Committee may adopt reasonable counting procedures, consistent with the express provisions of this Section 4(b) and with the applicable requirements of the regulations under Section 422 of the Code, to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Notwithstanding the preceding

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sentence: (1) shares of Stock that are potentially deliverable under an Award under the Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without the delivery of such shares (other than pursuant to clause (B) in the following sentence) will not be counted as delivered under the Plan, and will remain available for delivery pursuant to Section 4(a) above; and (2) shares of Stock delivered but subsequently forfeited such that those shares are returned to the Company will again be available for delivery pursuant to Section 4(a) above. Notwithstanding the foregoing, the following shares of Stock will be counted as delivered under the Plan, and will not again become available for delivery pursuant to Section 4(a) above: (A) shares of Stock tendered by a Participant as full or partial payment to the Company upon exercise of Options granted under the Plan; (B) shares of Stock reserved for issuance upon the grant of SARs under the Plan, to the extent that the number of reserved shares of Stock exceeds the number of shares of Stock actually issued upon exercise of the SARs; and (C) shares of Stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Options or SARs granted under the Plan or upon any other payment or issuance of shares of Stock under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

5.          Eligibility and Certain Award Limitations.

(a)          Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Company or any subsidiary or affiliate, which term shall include any common-law employee as well as any non-employee executive officer or non-employee director of the Company, or a subsidiary or affiliate, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate, or (ii) a consultant, advisor or other independent contractor of the Company or any subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Notwithstanding the preceding, for purposes of determining eligibility for the grant of an Option or SAR by reason of service with an affiliate, the term “affiliate” shall be limited to Persons that stand in a relationship to the Company that would result in the Company and such Person being treated as a single employer under Section 414(b) or Section 414(c) of the Code, as modified in accordance with the definition of the definition of “service recipient” applicable to stock rights under Section 409A of the Code and the guidance thereunder. Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code may be granted only to an Eligible Person who is an employee (as determined under the statutory option rules of Section 421 et seq. of the Code) of the Company or of a “parent corporation” or “subsidiary corporation” (as those terms are defined in Section 424 of the Code) with respect to the Company.

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(b)          Per-Person Award Limitations. In each fiscal year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f) or 6(g) relating to up to his or her Annual Share Limit (such Annual Share Limit to apply separately to the type of Award authorized under each specified subsection). Subject to Section 4(a) and subject to adjustment as provided in Section 10(c), the maximum number of shares of Stock subject to any Award of Options or SARs which may be granted under the Plan during any fiscal year of the Company to any Eligible Person shall be 663,000 shares, and an Eligible Person’s “Annual Share Limit,” including Options, SARs, and Awards granted under each of Section 6(d), 6(e), 6(f), or 6(g), shall equal, in any year during any part of which the Eligible Person is then eligible under the Plan, 663,000 shares plus the amount of the Eligible Person’s unused Annual Share Limit relating to the same type of Award as of the close of the previous year. In the case of any Awards denominated in cash that are intended to qualify as “performance-based compensation” under Code Section 162(m), an Eligible Person may not be granted Awards authorizing the earning during any fiscal year of an amount that exceeds the Eligible Person’s Annual Cash Limit, which for this purpose shall equal $2,000,000 plus the amount of the Eligible Person’s unused Annual Cash Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such fiscal year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) an Eligible Person’s Annual Share Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid. In applying the limitations of this Section 5(b), a Performance Award under Section 6(i) and Section 7 shall be treated as an Award under Section 6(b), 6(c), 6(d), 6(e), 6(f) or 6(g), as the case may be, depending on the nature and terms of the Award. In addition, the maximum grant date fair value of any Award granted to any Eligible Person that is a non-employee director during any calendar year shall not exceed $2,000,000.

6.          Specific Terms of Awards.

(a)          General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b)          Options. The Committee is authorized to grant Options to Participants on the following terms and conditions, provided that no Option that is intended to qualify as an

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“incentive stock option” as defined in Section 422 of the Code shall be granted after March __, 2018.

(i)          Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options and the grant in substitution therefor of new Awards having a lower exercise price that constitutes a repricing or (b) the amendment of outstanding Options to reduce the exercise price thereof. The preceding sentence shall not be construed to apply to: (i) “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code or (ii) the substitution or assumption of an Award by reason of or pursuant to a corporate transaction, to the extent such substitution or assumption would not be treated as a grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(4), Notice 2005-1, A-4(d) and any subsequent Section 409A guidance.

(ii)         Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option or of any SAR granted in tandem with any Option, exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Stock (including through withholding of Stock deliverable upon exercise, if such withholding will not result in additional accounting expense to the Company), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including deferred delivery of shares representing the Option “profit,” at the election of the Participant or as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii)        409A. Except where the Committee determines otherwise, no Option shall have deferral features or shall be administered in a manner that would cause such Option to fail to qualify for exemption under Section 409A of the Code.

(c)          Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

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(i)          Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding SARs and the grant in substitution therefor of new Awards having a lower exercise price that constitutes a repricing or (b) the amendment of outstanding SARs to reduce the exercise price thereof. The preceding sentence shall not be construed to apply to the substitution or assumption of an Award by reason of or pursuant to a corporate transaction, to the extent such substitution or assumption would not be treated as a grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(4), Notice 2005-1, A-4(d) and any subsequent Section 409A guidance.

(ii)         Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and the maximum term of an SAR, which in no event shall exceed a period of ten years from the date of grant. Limited SARs that may only be exercised in connection with a Change in Control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(iii)        409A. Except where the Committee determines otherwise, no SAR shall have deferral features, or shall be administered in a manner that would cause such SAR to fail to qualify for exemption under Section 409A of the Code.

(d)          Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)          Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award

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document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)         Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)        Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. The Committee may require that any certificates representing shares of Restricted Stock bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock. The Committee may impose similar restrictions and conditions with respect to uncertificated shares of Restricted Stock.

(iv)            Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(v)         409A. Any award of Restricted Stock, including any deferral or restriction of dividends or other distributions thereunder, resulting in a deferral of compensation subject to Section 409A of the Code shall be construed, to the maximum extent possible, as determined by the Committee consistent with the requirements of Section 409A of the Code.

(e)          Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

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(i)          Award and Restrictions. Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii)         Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)        409A. Awards of Deferred Stock shall be established consistent with the requirements of Section 409A of the Code, and shall be construed accordingly.

(f)          Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. Any such Award shall be established and administered consistent either with an exemption from, or in compliance with, the requirements of Section 409A of the Code.

(g)          Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards as may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(g) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(g). Any such Award shall be established and construed either

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to be exempt from the requirements of Section 409A of the Code, or to comply with such requirements.

(h)          Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7.          Performance Awards, including Annual Incentive Awards.

(a)          Performance Awards Generally. The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant, exercise or settlement, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).

(b)          Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i)          Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and an objectively determinable targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)         Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, shall be used by the Committee in establishing performance goals for such Performance Awards, either on an absolute basis or relative

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to an index: (1) revenues on a corporate or product by product basis; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) economic value created or added; (7) operating margin or profit margin; (8) stock price, dividends or total stockholder return; (9) development of new technologies, (10) raising of equity or debt, (11) successful hiring of key individuals; (12) resolution of significant litigation; and (13) strategic business criteria, consisting of one or more objectives based on the following goals: meeting specified market penetration or value added, product development, registration or introduction (including, without limitation, any trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, customer satisfaction, employee satisfaction, information technology, corporate development (including, without limitation, licenses or establishment of third party joint venture or other collaborations), manufacturing or process development, legal compliance or risk reduction, patent application or issuance goals, product registration or approval goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii)        Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv)        Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(ii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v)         Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance

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Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c)          Annual Incentive Awards Granted to Designated Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and therefore its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(c).

(i)          Grant of Annual Incentive Awards. Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5(b).

(ii)                Payout of Annual Incentive Awards. After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Annual Incentive Award.

(d)          Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified

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performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8.          Certain Provisions Applicable to Awards.

(a)          Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award may be applied to reduce the purchase price of any Award other than an Option or SAR, provided, that no such reduction shall be made, in the case of an Award subject to and intended to comply with the requirements of Section 409A of the Code, except to the extent consistent with Section 409A of the Code.

(b)          Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(ii).

(c)          Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Committee (subject to Section 10(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of other amounts in respect of installment or deferred payments denominated in Stock.

(d)          Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt under Rule 16b-3 (or satisfies another exemption under Section 16(b)), except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other

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non-exempt transactions with respect to shares delivered under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award.

(e)          Limitation on Vesting of Certain Awards. If the granting or vesting of full-value Awards (as defined in Section 4(a)) is subject to performance conditions, the minimum vesting period of such Awards shall be no less than one year. If neither the granting nor vesting of Full-value Awards is subject to performance conditions, such Awards shall have a minimum vesting period of no less than three years; provided, however, that such Awards may vest on an accelerated basis in the event of a Participant’s death, disability, retirement, or in the event of a Change in Control or other special circumstances. For purposes of this Section 8(e), (i) a performance period that precedes the grant of the Award will be treated as part of the vesting period if the participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued service, and (ii) vesting over a one-year period or three-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

(f)          409A. Awards under the Plan are intended either to be exempt from the rules of Section 409A and the Code or to satisfy these rules, and shall be construed accordingly.

9.          Change in Control.

(a)          Effect of “Change in Control” on Outstanding Awards. Unless otherwise provided in the Plan (including, without limitation in Section 3(a)), if there shall be a Change of Control, the Committee or the board of directors of any entity assuming the obligations of the Company under the Plan, shall, as to outstanding Awards, take one or more of the following actions: (i) make appropriate provision for the continuation of such Awards by substituting on an equitable basis for the shares then subject to such Awards, or make provision for the exchange of such Awards for, the consideration payable with respect to the outstanding Common Shares in connection with the Change of Control (less the exercise price thereof not paid); or (ii) make appropriate provision for the continuation of such Awards by substituting on an equitable basis for the shares then subject to such Awards any equity securities of the successor corporation; or (iii) upon written notice to the optionees, provide that all Awards must be exercised, to the extent then exercisable, within a specified number of days from the date of such notice, at the end of which period the Awards shall terminate; or (iv) terminate all Awards in exchange for a cash payment equal to the excess of the fair market of the shares subject to such Awards (to the extent then exercisable) over the exercise price thereof; or (v) accelerate the date of exercise of such Awards or of any installment of any such Awards; or (vi) terminate all Awards in exchange on an equitable basis for the grant of similar stock options for the purchase of shares of capital stock of any successor corporation; or (vii) any combination of any of the foregoing referred to in clauses (i) through (vi) above. The Committee shall make such determination for each type of Award, which determination need not be the same determination for each type of Award, in each case subject to the grant agreement issued under the Plan relating to the Award and, to the extent not adverse to the optionee, in any other plan or agreement relating directly or indirectly to an Award. Notwithstanding the foregoing, the Committee shall take no action per this section that would be treated as a grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-

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1(b)(5)(iii)(E)(4), Notice 2005-1, A-4(d) and any subsequent Section 409A guidance and to the maximum extent possible, as determined by the Committee, substitutions and modification of Awards under this section shall be consistent with the requirements of Section 409A of the Code.

(b)          Definition of “Change in Control.” Unless otherwise provided in the relevant grant agreement relating to an Award, in any other plan or agreement relating directly or indirectly to the Award, a “Change in Control” shall be deemed to have occurred if there shall have occurred any of the following:

(i)          any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company) becomes the beneficial owner (except that a Person shall be deemed to be the beneficial owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 50% or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;

(ii)         during any period of one year (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii)        the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(iv)        the stockholders of the Company or any affiliate approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets

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of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) and the satisfaction of all material conditions to completion of the transaction, in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

(v)         any other event occurs which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

10.         General Provisions.

(a)          Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation or listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations or listing requirements. The foregoing notwithstanding, in connection with a Change in Control, without the express written consent of the affected Participant the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b)          Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative; provided, that Awards and other rights (other than with respect to Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (including limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission); and provided, further, that any such transfer, if permitted, must be a gratuitous transfer. A Beneficiary, transferee, or other person claiming any rights under the Plan from or

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through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)          Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5(b), (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder in cancellation of an outstanding Option, SAR or other Award with respect to which Stock has not been previously issued. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under Section 7 to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. All adjustments pursuant to this Section 10(c) with respect to an Award intended to qualify for an exemption from, or to comply with the requirements of, Section 409A of the Code shall be accomplished in a manner consistent with such intent.

(d)          Tax Provisions.

(i)                Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any

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transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, except a greater amount of Stock may be withheld if such withholding would not result in additional accounting expense to the Company.

(ii)         Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)        Taxes. For purposes of this Plan, “taxes” shall mean any form of tax or levy, impost, duty, contribution or withholding in the nature of tax (including, without limitation, corporate income tax, wage withholding, backup withholding, social security contributions, capital gains tax, value added tax, stamp duty, documentary stamp tax, real estate transfer tax, and excise tax) imposed, collected or assessed by, or payable to, a Tax Authority and all penalties and interest included in or relating to any of the above. For the propose of this definition, Tax Authority means any government state or municipality or local, state, federal or other revenue, customs or excise authority, body or official in the United States or elsewhere competent to impose, collect or assess any tax.

(e)          Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by the Plan by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval and provided further, that, without the consent of an affected Participant, no such action may materially and adversely affect the rights of such Participant under any outstanding Award.

(f)          Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or any subsidiary or affiliate may owe to the Participant from time to time, including amounts

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payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 10(f).

(g)          Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute, or to provide the means for the grant of Awards that constitute, an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h)          Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i)          Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)          Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to

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conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k)          Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(l)          Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 10(l) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(m)          Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(n)          Severability; Entire Agreement. If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof (unless an employment agreement entered into

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between the Company and the Participant specifically provides contradictory terms, in which case the terms of the employment agreement shall govern).

(o)          Stockholder Approval and Termination. The Plan is effective as of March 12, 2008 (the “Effective Date”), subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under applicable law or regulation or other rules or guidelines of AIM or any stock exchange or automated quotation system upon which Shares or other securities of the Company are listed or quoted. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

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